Exhibit 10.1

EIGHTH AMENDMENT TO
HADDRILL EMPLOYMENT AGREEMENT

This Eighth Amendment to the Employment Agreement (the “Eighth Amendment”) is made and entered into as of December 22, 2010 (the “Effective Date”), by and between Bally Technologies, Inc., a Nevada corporation (the “Company”), and Richard Haddrill (“Haddrill”).

WHEREAS, the Company and Haddrill are parties to that certain Employment Agreement dated as of June 30, 2004, as amended on December 22, 2004, June 13, 2005, June 20, 2006, February 13, 2008, October 22, 2008, December 30, 2008 and August 10, 2009, (as amended, the “Employment Agreement”) pursuant to which Haddrill is employed as the Company’s Chief Executive Officer; and

WHEREAS, the Company and Haddrill desire to amend the Employment Agreement in accordance with and subject to the terms and conditions of this Eighth Amendment.

NOW THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.                                       During the term of the Employment Agreement: (i) Haddrill will continue to receive the compensation and benefits currently provided to him on the terms and conditions set forth in the Employment Agreement and (ii) Haddrill’s base salary will remain at $998,000 per year through December 31, 2013.

2.                                       The Company and Haddrill agree that Section 4(g) of the Employment Agreement shall be amended to renumber the existing Section 4(g) to Section 4(g)(i) and to add the following new subsections to the end thereof:

“(ii)                            2011 Strategic Initiatives Bonus.  Haddrill shall be entitled to a lump sum cash payment of up to $2,000,000 (the “2011 Strategic Initiatives Bonus”) upon the first to occur of: (A) the achievement of certain strategic initiatives established by the Board of Directors on or before December 31, 2011, as determined by Board of Directors, in its sole discretion, or (B) a Change of Control occurring on or before December 31, 2011; provided, however, if neither clauses (A) or (B) have been satisfied, but the Company enters into a definitive agreement prior to December 31, 2011 that, if consummated, would result in a Change of Control, then Haddrill shall be entitled to payment of the 2011 Strategic Initiatives Bonus upon the consummation of such transaction. If the 2011 Strategic Initiatives Bonus becomes payable pursuant to the preceding sentence, the 2011 Strategic Initiatives Bonus shall be paid to Haddrill within fifteen (15) days following the Board of Director’s determination that the 2011 Strategic Initiatives Bonus has been earned; provided, however, that the payment of the 2011 Strategic Initiatives Bonus shall be delayed until the first business day of the first taxable year in which Haddrill is not subject to Section 162(m) of the Code. If payment of the 2011 Strategic Initiatives Bonus is delayed pursuant to the preceding sentence, interest shall accrue on the 2011 Strategic Initiatives Bonus at a rate equal to the prime rate in effect on the date that the 2011 Strategic Initiatives Bonus is earned (as determined by the Board of Directors), as reported by Reuters, for the period beginning on the date that the 2011 Strategic Initiatives Bonus is earned (as determined by the Board of Directors) and ending on the date that the 2011 Strategic Initiatives Bonus is paid.

(iii)                               2012 Strategic Initiatives Bonus.  Haddrill shall be entitled to a lump sum cash payment of up to $3,000,000 (the “2012 Strategic Initiatives Bonus”) upon the first to occur of: (A) the achievement of certain strategic initiatives established by the Board of Directors on or before December 31, 2012, as determined by Board of Directors, in its sole discretion, or (B) a Change of Control occurring on or before December 31, 2012; provided, however, if neither clauses (A) or (B) have been satisfied, but the Company enters into a definitive agreement prior to December 31, 2012 that, if consummated, would result in a Change of Control, then Haddrill shall be entitled to payment of the 2012 Strategic Initiatives Bonus upon the consummation of such transaction. If the 2012 Strategic Initiatives Bonus becomes payable pursuant to the preceding sentence, the 2012 Strategic Initiatives Bonus shall be paid to Haddrill within fifteen (15) days following the Board of Director’s determination that the 2012 Strategic Initiatives Bonus has been earned; provided, however, that the payment of the 2012 Strategic Initiatives Bonus shall be delayed until the first business day of the first taxable year in which Haddrill is not subject to Section 162(m) of the Code.  If payment of the 2012 Strategic Initiatives Bonus is delayed pursuant to the preceding sentence, interest shall accrue on the 2012 Strategic Initiatives Bonus at a rate equal to the prime rate in effect on the date that the 2012 Strategic Initiatives Bonus is earned (as determined by the Board of Directors), as reported by Reuters, for the period beginning on the date that the 2012 Strategic Initiatives Bonus is earned (as determined by the Board of Directors) and ending on the date that the 2012 Strategic Initiatives Bonus is paid.”

3.                                       The Company and Haddrill agree that Section 4(h) of the Employment Agreement shall be amended to renumber the existing Section 4(h) to Section 4(h)(i) and to add the following new subsection to the end thereof:

“(ii)                            2013 Performance Bonus.  Haddrill shall be entitled to a cash bonus under the EIP, if earned, with a target of $500,000 (the “2013 Performance Bonus”), based upon the Company’s achievement of threshold diluted EPS targets established by the Board of Directors with respect to the Company’s fiscal year 2013, and, if earned, payable at the same time bonuses are paid to executives generally for the 2013 fiscal year, but in no event later than December 31, 2013.”

4.                                       The Company and Haddrill agree that Section 8(d)(i)[a] of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“[a] the Company shall pay to Haddrill $1,996,000, and”

5.                                       The Company and Haddrill agree that Section 8(d)(ii) of the Employment Agreement is hereby deleted in its entirety.

6.                                       Notwithstanding the terms of any stock incentive plan of the Company or any stock option, restricted stock or restricted stock unit award agreement to which Haddrill is a party, the Company hereby agrees that Haddrill shall be permitted to pay the exercise price and/or any tax withholding obligation payable in connection with the exercise of any of Haddrill’s then outstanding and exercisable Company stock options and/or the vesting or settlement of Haddrill’s then outstanding awards of restricted stock and restricted stock units by either tendering shares of Company common stock then owned by Haddrill and/or instructing the Company to withhold from the shares of Company common stock otherwise issuable upon exercise and/or vesting or settlement of such awards a number of shares having a fair market value on the date of exercise or vesting/settlement equal to the exercise price and/or tax withholding obligation.

7.                                       On December 22, 2010 the Company granted Haddrill a number of restricted stock units under the Plan (the “Additional Restricted Stock Units”) having a value equal to $4.0 million dollars, as calculated in accordance with Schedule A-8 hereto. The Additional Restricted Stock Units shall vest and be subject to the terms and conditions set forth in the Plan and on Schedule A-8 hereto.

8.                                       Except as expressly modified by this Eighth Amendment, the Employment Agreement shall remain unchanged and shall remain in full force and effect.

[signatures on next page]

IN WITNESS WHEREOF, the Company and Haddrill have duly executed this Eighth Amendment as of the date first above written.

BALLY TECHNOLOGIES, INC.

By:	/s/ Kevin Verner
Name:	Kevin Verner
Title:	Chairman, Compensation Committee

/s/ Richard Haddrill
Richard Haddrill

Schedule A-8

ADDITIONAL RESTRICTED STOCK UNITS

1.                                       The number of shares of common stock subject to the Additional Restricted Stock Units was determined by dividing $4.0 million dollars by the average per share closing price of the Company’s common stock on the stock exchange in which the stock is principally traded for the 20 business days immediately prior to the date of the grant (the “Average Price”).

2.                                       The Additional Restricted Stock Units shall vest: (i) with respect to a number of Additional Restricted Stock Units determined by dividing $2.5 million dollars by the Average Price, in four equal installments on each of February 15, 2011, May 15, 2011, August 15, 2011, and November 15, 2011, and (ii) with respect to a number of Additional Restricted Stock Units determined by dividing $1.5 million dollars by the Average Price, in full on July 1, 2012, so long as Haddrill remains in continuous service with the Company through such date.

3.                                       If Haddrill’s employment with the Company is terminated under paragraphs 7(b) or 7(c) of the Employment Agreement, in addition to the other compensation and benefits provided under the Employment Agreement, the vesting of the Additional Restricted Stock Units will accelerate in full as of the termination date.

4.                                       In addition to the above, notwithstanding any provision of the Employment Agreement, or the Plan to the contrary, in the event of a Change of Control (as defined in the Employment Agreement), the Additional Restricted Stock Units shall become immediately and fully vested and exercisable effective as of immediately prior to such Change of Control.

5.                                       Each vested Additional Restricted Stock Unit represents Haddrill’s right to receive one share of the Company’s common stock on the applicable vesting date (subject to the terms and conditions of the Plan, including the satisfaction of any tax withholding obligations).

6.                                       Except as described in this Schedule A-8, upon a termination of Haddrill’s service with the Company (or any successor) for any reason, the unvested portion of the Additional Restricted Stock Units granted hereunder at the time of such termination of service (after giving effect to the accelerated vesting, if any, described in this Schedule A-8, if any) shall be forfeited effective as of the date of termination.